Exhibit 99.1 Press Release

Chembio Reports 2009 Results

Conference Call Scheduled for Friday, March 5, 2010,
 at 10:30 a.m. Eastern Time

MEDFORD, N.Y (March 5, 2010) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported its first yearly profit since its merger in May 2004. Total revenues were $13.83 million for the year ended December 31, 2009, which compares to total revenues of $11.05 million for the year ended December 31, 2008, a 25% increase.  The Company recorded net income of approximately $309,000, or less than $0.01 per share, for the year ended December 31, 2009, compared to a net loss of approximately $(1,949,000), or $(0.03) per share, for the year ended December 31, 2008.  Total revenues were $3.55 million for the three months ended December 31, 2009, which compares to total revenues of $2.45 million for the three months ended December 31, 2008, a 45% increase.  The Company recorded net income of approximately $217,000, or under $0.01 per share, for the three months ended December 31, 2009, compared to a net loss of approximately $550,000, or $0.01 per share, for the three months ended December 31, 2008.

The operating results in 2009 include $5.24 million of revenues from the sale of rapid HIV tests to Inverness Medical Innovations, Inc., the Company’s exclusive U.S. marketing partner for its two FDA approved rapid HIV tests.  This represents an increase of $3.13 million, or 148%, compared to $2.11 million for the year ended December 31, 2008. Sales to Inverness in the fourth quarter of 2009 were $1.83 million, an increase of $1.29 million, or 238%, as compared to the fourth quarter in 2008.  The Company also realized a record amount of revenues related to research & development contracts and grants, which increased 93% to $1.34 million in the year ended December 31, 2009 from $694,000 in the year ended December 31 2008. Also included in our 2009 product sales was $619,500 of DPP® product sales, an increase of 392%, or $493,500, as compared to $126,000 in 2008.  The 2009 results also reflect significant overhead reductions as compared with the year of 2008 when the Company initiated a series of cost reductions.  The Company has nevertheless over the same period increased its research & development expenses, as more products based on the Company’s patented DPP® technology were validated for manufacture and entered the clinical evaluation and regulatory approval process.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “We are very pleased with our 2009 results, which included strong growth in our base business of lateral flow HIV tests, and record revenue from research and development contracts and grants, which enabled us to increase our investment in our new DPP product pipeline.  I believe we are very well positioned to deliver continued growth in 2010 and beyond, as the growth from our base business is accelerated from the commercialization of our new DPP® rapid, point of care products.”

Financial Highlights for 2009

•
Product sales for the year ended December 31, 2009 increased 19.5% to a record $12.37 million from $10.36 million in 2008, which was the Company’s previous record for revenues. Net product sales to Inverness for the year increased more than $3.13 million, or approximately 148%, as compared to the year of 2008.

•	Product sales also included the shipment of HIV rapid tests and components to customers in Africa ($3.35MM), South America ($2.43MM), and Asia, Europe, and the Middle East ($.46MM).

•
Also included in our 2009 product sales was $619,500 of DPP® product sales, an increase of 392%, or $493,500, as compared to $126,000 in 2008.  These sales were for three of the four DPP® products we contracted for in 2008 with our Brazilian customer FIOCRUZ.  These sales all reflect products provided FIOCRUZ to submit product for evaluation, laboratory and field studies, and regulatory approval.  Delays have occurred in FIOCRUZ obtaining these regulatory approvals, although we believe that these regulatory approvals will be achieved during the first and/or second quarters of 2010.

•
The increased product and R&D revenues combined to produce gross margin dollars that were $2.01 million, or 52%, greater ($5.86 million vs. $3.85 million) than the gross margin dollars in the comparable period in 2008.

•	Selling General & Administrative Expenses decreased by $658,000, or 20%, in the year of 2009 as compared to the year of 2008

•
Operating profit was approximately $317,000, in 2009 as compared to an operating loss in 2008 of $2.07 million, a swing of $2.39 million. In addition, net income was approximately $309,000 in 2009 as compared to a net loss in 2008 of $1,949,000, a swing of $2,258,000.

•
The December 31, 2009 cash balance was $144,000 less than as of December 31, 2008.  This was primarily due to $792,000 that was paid to Inverness pursuant to our agreement of December 2008 in which we agreed to amortize a $1.01 million liability to Inverness based on a percentage of their sales of our products beginning in 2009. Based on Inverness’ anticipated sales of our products in 2010, we anticipate that the liability mentioned above will be fully amortized in the first part of  2010, thereby freeing up this cash flow used to extinguish the obligation to Inverness for other corporate purposes. Also contributing to the cash decrease was a $675,000 account receivable balance that was outstanding at the year end (which amount was paid in January 2010) and $400,000 that we invested during 2009 in new equipment and facilities (primarily our new assembly system that we took delivery of in February 2010). Partially offsetting these cash outflows were our net income, non-cash expenses, and receipt of a $340,000 license fee deposit from Bio-Rad Laboratories, Inc.

Financial Highlights for the Quarter ended December 31, 2009

•
Product sales for the quarter ended December 31, 2009 (fourth quarter) increased 39.3% to a $3.13 million from $2.24 million in the same period of 2008.  Net product sales to Inverness for the fourth quarter increased more than $1.29 million to $1.83 million, or approximately 238%, as compared to $542,000 in the same quarter of 2008.

•
The increased product and R&D revenues in the fourth quarter of 2009 combined to produce gross margin dollars that were $1.02 million, or 165%, greater ($1.63 million vs. $.62 million) than the gross margin dollars in the comparable period in 2008.

•	Selling General & Administrative Expenses increased by $37,000 or 6% in the fourth quarter of 2009 as compared to the fourth quarter of 2008

•
Operating profit was approximately $218,000, in the fourth quarter of 2009 as compared to an operating loss in the fourth quarter of 2008 of $658,000, a swing of $876,000. In addition, net income was approximately $217,000 in the fourth quarter of 2009 as compared to a net loss in the fourth quarter of 2008 of $550,000, a swing of $767,000.

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Regulatory Activities

•
Regulatory Approvals in Brazil through the Oswaldo Cruz Foundation (FIOCRUZ) – We anticipate that FIOCRUZ will receive required approvals from its regulatory agencies during the first half of 2010 for the DPP® Leishmaniasis, HIV Confirmatory, and the DPP® HIV screening tests.

•	DPP® HIV 1/2 Screening Assay for Oral Fluid
o
International Evaluations – Two prospective evaluations in Africa have been completed of this product with outstanding results.   With this data we are now undertaking to register the product in certain countries where we believe there is an opportunity to introduce our unique HIV oral fluid assay.

o	U.S. FDA Pre-Marketing Approval (PMA) Application - We anticipate commencing the clinical testing in the current quarter in support of a PMA application.

•
DPP® Syphilis Screen & Confirm - The first phase of a multi-center evaluation sponsored by the World Health Organization commenced during the third quarter and we have received only limited first phase results.

•	CE Mark for FDA approved HIV tests –Additional data was requested in correspondence we received in January. We are evaluating the request.

The table below provides a preliminary summary timetable for the regulatory approval and commercialization of the DPP® HIV Screening Assay and the DPP® Syphilis Screen & Confirm Assay in major markets.

Market	DPP® HIV 1/2 Screening Assay	DPP® Syphilis Screen & Confirm
Developing World	2010	2010
CE Mark	2nd Half 2011	First Half 2010
US FDA	2nd Half 2011	First Half 2011

Development Activities

•
Bio-Rad Laboratories OEM DPP® Agreement- We expect to complete development of this DPP® multiplex product in June of this year, two months later than the two-year development agreement which we signed in April 2008 contemplated. Thereupon, activities in support of CE marking and FDA approval will be initiated by Bio-Rad with Chembio as the OEM manufacturer.

•
Battelle/CDC DPP® Influenza Immunity Test – In December 2009 Chembio entered into a milestone-based development agreement for up to approximately $900,000 in connection with the development and initial supply of a multiplex, rapid point-of-care ("POC") influenza immunity test. The agreement contemplates a period of approximately nine months in which the development activity is to be completed. Chembio entered this agreement with Battelle Memorial Institute which has a master contract with the United States Centers for Disease Control and Prevention ("CDC") to enter into, implement and provide technical oversight of agreements relating to pandemic preparedness on behalf of CDC.   Our work plan has been delivered and been approved, which are the first two milestones triggering approximately $178,000 in payments to Chembio.

•
DPP® Hepatitis C and DPP® Hepatitis C/HIV Oral Fluid Antibody Tests - Prototypes of these products have been developed and are still being evaluated in a study that has been organized by the National Center for HIV/AIDS, Viral Hepatitis, STD, and TB Prevention (NCHHSTP) at the Centers for Disease Control and Prevention (CDC) of the Department Of Health and Human Services.  The evaluation will be completed during 2010 and the results should be useful in helping to ascertain the performance characteristics of these products in comparison to other products that will also be in this evaluation.

•
DPP® Influenza –We have developed a prototype multiplex test for FLU A/B Antigen Detection.  We believe that we can develop a test that performs better than the current market leaders, and so that there is therefore a significant opportunity to participate in this market.  Our current plan is for development to be completed and initiation of our FDA 510(k) submission activities during 2010.

•
DPP® Leptospirosis – In June 2009, as we previously reported, we were awarded a three-year $3 million Small Business Innovative Research (SBIR) Phase II grant from the United States National Institutes of Health (NIH) to fully develop, validate, and commercialize a rapid diagnostic test for Leptospirosis for general use worldwide, and our work is progressing on schedule.

•
Other Research & Development Activities - Chembio continues to work with commercial, governmental and private organizations in order to obtain R&D contracts & grant funding for development projects.  These programs have subsidized the Company’s development expenses while expanding the applications for and know-how related to DPP® and creating important collaborative relationships.  We have other grant applications pending. In addition to the specific products we plan to commercialize, we also are pursuing enhancements to our DPP® technology platform during 2010 and 2011.  These enhancements include further simplifying test procedures, lowering the overall manufacturing costs, enabling development of combination antibody and antigen assays, and integrating molecular sample amplification systems with our detection system.   We are active in each of these areas and also are pursuing patent protection where applicable.

There can be no assurance that any of these projects will continue, meet regulatory or other technical requirements and specifications, and/or that if continued, will result in completed products, or that such products, if successfully completed, will be successfully commercialized.

Conference Call

Chembio has scheduled a conference call and webcast for 10:30 a.m. Eastern time on Friday, March 5, 2010.  To participate on the conference call, please dial (877) 407-8214 from the U.S. or (201) 689-7832 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until March 12, 2010 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 345178.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=155419.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

	For the three months ended (Unaudited)		For the years ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net product sales	$3,127,454	$2,244,753	$12,372,493	$10,355,768

License and royalty income	38,186	-	121,896	-

Research grant income	385,801	206,141	1,339,859	693,803

Total Revenues	$3,551,441	$2,450,894	$13,834,248	$11,049,571

Gross Profit	$1,630,805	$615,290	$5,860,405	$3,851,721

Research and development expenses	$755,836	$652,906	$2,883,696	$2,605,343

Selling, general and administrative expenses	$657,310	$620,695	$2,659,382	$3,317,046

Income (loss) from operations	$217,659	$(658,311)	$317,327	$(2,070,668)

Net income (loss)	$217,214	$(550,403)	$309,060	$(1,948,770)

Basic earnings (loss) per share	$0.00	$(0.01)	$0.00	$(0.03)

Diluted earnings (loss) per share	$0.00	$(0.01)	$0.00	$(0.03)

Weighted average number of shares outstanding, basic	61,950,988	61,944,901	61,946,435	61,266,594

Weighted average number of shares outstanding, diluted	75,365,550	61,944,901	75,041,932	61,266,594

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	December 31, 2009	December 31, 2008
CURRENT ASSETS:
Cash	$1,068,235	$1,212,222
Accounts receivable, net of allowances	1,776,327	809,303
Inventories	1,555,903	1,819,037
Other current assets	266,637	225,153
TOTAL CURRENT ASSETS	4,667,102	4,065,715

NET FIXED ASSETS	580,213	881,406

OTHER ASSETS
Deposits on manufacturing equipment	338,375	-
License agreements and other assets	729,560	967,820

	$6,315,250	$5,914,941

TOTAL CURRENT LIABILITIES	$3,173,132	$2,401,801

TOTAL OTHER LIABILITIES	54,204	935,808

TOTAL LIABILITIES	3,227,336	3,337,609

TOTAL STOCKHOLDERS’ EQUITY	3,087,914	2,577,332

	$6,315,250	$5,914,941

Chembio Diagnostics, Inc.
Summary of Cash Flow

	For the years ended
	December 31, 2009	December 31, 2008

Net cash provided by (used in) operating activities	$251,927	$(1,194,227)
Net cash used in investing activities	(376,988)	(397,462)
Net cash provided by (used in) financing activities	(18,926)	(23,458)
Net decrease in cash and cash equivalents	$(143,987)	$(1,615,147)

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